SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  November 13, 2006

Petroleum Development Corporation

(Exact Name of Registrant as Specified in Charter)

      Nevada                                         0-7246                            95-2636730

(State or Other Jurisdiction       (Commission                      (IRS Employer

       of Incorporation)                        File Number)                 Identification No.)

103 East Main Street; Bridgeport, WV    26330

(Address of Principal Executive Offices)

Registrant's telephone number, including area code:    304-842-3597

Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

 Written communication pursuant to Rule 245 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Effective on November 13, 2006, Darwin L. Stump, the Company's Chief Financial Officer and Treasurer, was appointed the Company's Chief Accounting Officer, a new position recently created by the Company.  With his appointment as CAO, Mr. Stump ceased serving in his previous roles.  Mr. Stump had served as CFO and Treasurer since November 2003.  Mr. Stump has been employed by the Company since 1980, serving as the Company's Controller until his appointment as CFO and Treasurer.

Effective on November 13, 2006, Richard McCullough joined the Company and was appointed as the Company's Chief Financial Officer and Treasurer.  Prior to joining the Company, Mr. McCullough served as president and chief executive officer of Gasource, LLC, Dallas, Texas, a natural gas marketing company focused on developing long-term gas supply arrangements with large end users.  His responsibilities with Gasource included the development of an acquisition group, the consolidation of natural gas marketing and risk management activities for affiliated companies, and efforts to raise equity and debt capital.  From 2001 to 2003, Mr. McCullough served as an investment banker with J.P. Morgan Securities, Atlanta, Georgia, and served in the public finance utility group supporting bankers nationally in all natural gas matters and was responsible for major electric and gas utility clients of J.P. Morgan Securities in the southeast. In this capacity he served as the principal interface for firm clients providing bond underwriting, commodity and interest rate risk management services and commercial banking services.    There is no family relationship between Mr. McCullough and any person associated with the Company.  Prior to his being hired by the Company, Mr. McCullough and the Company have engaged in no business relationships, and none are presently being considered, other than his employment by the Company.

The Company and Mr. McCullough have entered into an employment agreement.  The agreement in material part provides as follows:

  Term:  November 13, 2006 through December 31, 2008, with additional 12 month extensions beginning on December 31, 2007 and on each successive December 31st, unless either party provides the other with 30 days prior written notice, or if the agreement is otherwise terminated in accordance with its provisions; upon a change in control, the agreement will automatically be extended to the date 24 months after the date of the change in control;
  Salary:  Base salary of $235,000; to be reviewed annually.
  Signing Bonus:  $83,000, subject to pro-rata refund if Mr. McCullough's employment is terminated by him prior to the first anniversary of his being hired.
  Performance Bonus:  In accordance with specified corporate performance objectives determined by the Compensation Committee no later than 90 days after the start of each calendar year; the bonus may be less or more than the target bonus based on the level of performance and the criteria established by the Compensation Committee; the target bonus for 2007 will equal 50% of Mr. McCullough's base salary; however, the maximum bonus for Mr. McCullough for 2007 may not exceed 75% of his base salary.
  Retirement Compensation:  Beginning with the effective date of the agreement, he will earn and be entitled to receive an annual retirement payment for ten years equal to $7,500 times the number of full years employed.
  Equity Compensation Grant:  On the effective date of the agreement, an award of stock options equal in value to 30% of his 2007 base salary and restricted stock equal to 70% of his 2007 base salary, the value of the stock being based on the closing market price of the Company's stock on November 14, 2006; the stock options and restricted stock vest at the rate of 25% for each complete year worked by Mr. McCullough.
  Employee Benefits:  Participation in the Company's employee pension and welfare programs and plans commensurate with his position in the Company; reimbursement to Mr. McCullough of the cost of long-term disability insurance and life insurance on Mr. McCullough in the face amount of $1 million payable to his beneficiary(ies); use of a Company car for general business purposes.
  Confidentiality Obligations:  During the term of the agreement and thereafter, prohibition against disclosing any information acquired during his term of employment regarding any confidential, proprietary or secret information about the Company.
  Non-Competition:   Beginning with the second anniversary of the agreement and for one year after the end of the agreement's term, prohibition against engaging in defined competitive businesses in the oil and natural gas industry.

EXHIBIT INDEX

Item 9.01.  Financial Statements and Exhibits.

(c)     Exhibits.

The news release is filed herewith as Exhibit 99.1 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Petroleum Development Corporation

By           /s/ Thomas E. Riley

                Thomas E. Riley

                President

                Date  November 15, 2006